EXHIBIT 10.13

KEYSIGHT TECHNOLOGIES, INC.

2014 EQUITY INCENTIVE AND COMPENSATION PLAN

NON-EMPLOYEE DIRECTOR STOCK OPTION AWARD AGREEMENT

THIS AGREEMENT (“Award Agreement”), dated as of the date of grant (the “Grant Date”) indicated in your account maintained by Fidelity Stock Plan Services, LLC or such other company that may provide administrative services in connection with the Plan in the future (the “External Administrator”), between Keysight Technologies, Inc., a Delaware corporation (the “Company”), and you as an individual who has been granted a stock option pursuant to the Keysight Technologies, Inc. 2014 Equity and Incentive Compensation (the “Director”) is entered into as follows:

WITNESSETH:

WHEREAS, the Company has established the Keysight Technologies, Inc. 2014 Equity and Incentive Compensation, (the “Plan”), and a description of the terms and conditions of the Plan is set forth in the U.S. Plan prospectus (the “Prospectus”).  A copy of each of the Plan and Prospectus is available on your External Administrator website and will also be made available upon request; and

WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Committee”) or its authorized delegate(s) determined that the Director shall be granted an option under the Plan as hereinafter set forth;

NOW THEREFORE, the parties hereby agree that the Company grants the Director an option (“Option”) subject to the terms and conditions set forth herein and in the Plan to purchase the number of shares of the Company’s $0.01 par value voting Common Stock (“Shares”) indicated in the Director’s External Administrator account, or if this Agreement is delivered in hardcopy, is set forth here:  Grant Date             ; Option price $              ; Number of Shares               .

1.                   Governing Document.  This Option is granted under and pursuant to the Plan and is subject to each and all of the provisions thereof.  In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail.  Capitalized terms used and not otherwise defined herein are used with the same meanings as in the Plan.

2.                   Option Price.  The Option price shall be equal to the Fair Market Value (as defined in the Plan) of the underlying Shares on the Grant Date, unless otherwise required by law.  The Option price for this grant is indicated in the Director’s External Administrator account.

3.                   Non-Transferability of Option.  This Option is not transferable by the Director except by will or the laws of descent and distribution. During the Director’s lifetime, only the Director can exercise this Option.  This Option may not be transferred, assigned, pledged or hypothecated by the Director during his or her lifetime, whether by operation of law or otherwise, and is not subject to execution, attachment or similar process.

4.                   Vesting.  Subject to accelerated vesting upon the occurrence of certain events as set forth in the Plan, this Option will vest in whole or in part, in accordance with the following vesting schedule:  This option is exercisable in four 25% increments with the first vesting date on the date of the annual shareholders meeting following the Grant Date, provided that the Director continues as a member of the Board. The second, third and fourth vesting dates shall be the dates occurring six months, nine months and one year, respectively, following the Grant Date, provided the Director continues as a member of the Board of Directors of the Company on the vesting date.

5.                   Term of the Option.  This Option will expire ten (10) years from the Grant Date, unless sooner terminated, forfeited, or canceled in accordance with the provisions of the Plan.  This means that the Option must be exercised, if at all, on or before the expiration date.  This expiration date is indicated in the Director’s External Administrator account.  The Director is responsible for keeping track of this date and will not receive any prior notification of the expiration date from the Company.  All rights of the Director in this Option, to the extent that it has not been exercised, shall terminate effective upon the removal of the Director from the Company’s Board of Directors for Cause (as defined under Delaware law).

6.                   Exercise of the Option.  Options may be exercised in any manner permitted by the External Administrator, and will be subject to such administrator’s fees and procedures.  The Company reserves the right to limit availability of certain methods of exercise as it deems necessary.

7.                   Death of Director.  All rights of the Director in this Option, to the extent that it has not been exercised, shall terminate upon the death of the Director, except as hereinafter provided.  The Director may, by written notice to the Company, designate one or more persons, including his or her legal representative, who shall by reason of the Director’s death acquire the right to exercise all or a portion of the Director’s Option.  The person so designated must exercise the Option within the term of the Option as set forth in the Plan.  The person designated to exercise the Option after the Director’s death shall be bound by the provisions of the Plan. Notwithstanding the foregoing, if the Director is resident outside of the United States, the Director’s ability to designate a beneficiary hereunder is subject to the approval of the Company and, in the absence of such an approved beneficiary designation, upon the Director’s death, the Option shall be transferred in accordance with the terms of Director’s will or applicable laws of descent and distribution.

8.                   Restrictions on Issuance of Shares of Common Stock.  The Company shall not be obligated to issue any Shares pursuant to this Option unless the Shares are at that time effectively registered or exempt from registration under the U.S. Securities Act of 1933, as amended, and, as applicable, local laws.  Further, notwithstanding anything to the contrary herein, the Company shall not be obligated to issue any Shares pursuant to this Option if such issuance violates or is not in compliance with any Applicable Laws.

9.                   Responsibility for Taxes.  The Director acknowledges that, regardless of any action taken by the Company the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Director’s participation in the Plan and legally applicable to the Director (“Tax-Related Items”), is and remains the Director’s responsibility and may exceed any amount withheld by the Company.  The Director further acknowledges that the Company (1) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends; and (2) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate the Director’s liability for Tax-Related Items or achieve any particular tax result.  Further, if the Director is subject to Tax-Related Items in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Director acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

The Company shall not be responsible for withholding any Tax-Related Items unless required by law and the Director acknowledges that the Director will consult with his or her personal tax advisor regarding the Tax-Related Items that arise in connection with the Option.

To the extent that tax withholding is required under any applicable laws, the Director shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items withholding obligations of the Company.  In this regard, the Director authorizes the Company, at its sole discretion to satisfy the obligations with regard to all applicable Tax-Related Items legally payable by one or a combination of the following: (1) withholding from the Director’s cash compensation paid by the Company; (2) withholding from proceeds of the sale of Shares acquired upon exercise of the Option; (3) arranging for the sale of Shares acquired upon exercise of the Option (on the Director’s behalf and at the Director’s discretion pursuant to this authorization); or, subject to approval by the Administrator, (4) withholding in Shares, provided that the Company only withholds the amount of Shares necessary to satisfy the minimum withholding amount.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Director will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent.  If any withholding obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Director is deemed to have been issued the full number of Shares subject to the exercised Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

Finally, the Director agrees to pay to the Company, any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of the Director’s participation in the Plan that cannot be satisfied by the means previously described.  The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Director fails to comply with the Director’s obligations in connection with the Tax-Related Items.

10.            Adjustment.  The number of Shares subject to this Option and the Option price of such Shares may be adjusted by the Company from time to time pursuant to the Plan.

11.            Nature of the Option.  In accepting the grant of this Option, the Director acknowledges, understands and agrees that:

(i)                           the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(ii)                        the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(iii)                     all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;

(iv)                    the Director is voluntarily participating in the Plan;

(v)                       the Option grant and the Director’s participation in the Plan shall not be interpreted as forming an employment or services contract with the Company;

(vi)                    nothing contained in the Plan or this Award Agreement shall confer on the Director any right to continue to serve as a director of the Company;

(vii)                 the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty, the Company makes no representation regarding such future value and the Company is not responsible for any decrease in value or, if applicable, any foreign exchange fluctuations between the Director’s local currency and the United States Dollar that may affect such value;

(viii)              if the Shares do not increase in value, the Option will have no value;

(ix)                    if the Director exercises the Option and acquires Shares, the value of such Shares may increase or decrease, even below the Option price;

(x)                       the vesting of any Option ceases upon termination of Director status with the Company, or other cessation of eligibility to vest for any reason, except as may otherwise be explicitly provided in the Plan or this Award Agreement; the Committee, in its sole discretion, shall determine when the Director’s Director status with the Company has terminated or when Director’s eligibility to vest has ceased for purposes of the Plan;

(xi)                    Applicable Laws (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) of the country in which the Director is residing or performing services at the time of grant, vesting or exercise of the Option or the sale of Shares may subject the Director to additional procedural or regulatory requirements that the Director solely is responsible for and must independently fulfill in relation to ownership or sale of such Shares; and

(xii)                 the ownership of Shares or assets and/or the holding of a bank or brokerage account may subject the Director to reporting requirements imposed by tax, banking, and/or other authorities in the Director’s country; the Director solely is responsible for complying with such requirements, and any cross-border cash remittance made to transfer of proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require the Director to provide to such entity certain information regarding the transaction.

12.            No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Director’s participation in the Plan, or the Director’s acquisition or sale of the underlying Shares.  The Director is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

13.            Data Privacy.  The Director hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Director’s personal data as described in this Award Agreement and any other Option grant materials (“Data”) by the Company for the exclusive purpose of implementing, administering and managing the Director’s participation in the Plan.

The Director understands that the Company may hold certain personal information about the Director, including, but not limited to, the Director’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Director’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Director understands that Data will be transferred to the External Administrator, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan.  The Director understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Director’s country.  The Director understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the Company.  The Director authorizes the Company, the External Administrator and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  The Director understands that Data will be held only as long as is necessary to implement, administer and manage the Director’s participation in the Plan.  The Director understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Company in writing.  Further, the Director understands that he or she is providing the consents herein on a purely voluntary basis.  If the Director  does not consent, or if the Director later seeks to revoke his or her consent, the Director understands that the Company would not be able to grant the Director Options or other equity awards or administer or maintain such awards.  Therefore, the Director understands that refusing or withdrawing his or her consent may affect the Director’s ability to participate in the Plan.  For more information on the consequences of the Director’s refusal to consent or withdrawal of consent, the Director understands that he or she may contact the Company.

14.            No Rights Until Issuance.  The Director shall have no rights hereunder as a shareholder with respect to any Shares subject to this Option until the date that Shares are issued to the Director upon exercise of the Option.

15.            Administrative Procedures.  The Director agrees to follow the administrative procedures that may be established by the Company and/or the External Administrator for participation in the Plan which may include a requirement that the Shares issued upon exercise be held by the External Administrator until the Director disposes of such Shares.

16.            Entire Agreement; Amendment.  The Plan is incorporated herein by reference.  The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Director with respect to the subject matter hereof, and may not be modified adversely to the Director’s interest except by means of a writing signed by the Company and the Director, unless such modification is deemed necessary by the Administrator in order to comply with Applicable Laws.  Otherwise, this Option may be amended as provided in the Plan.

17.            Governing Law and Venue.  This Award Agreement shall be governed by and construed according to the laws of the State of Delaware without regard to its principles of conflicts of laws, as provided in the Plan.  Any proceeding arising out of or relating to this Award Agreement or the Plan may be brought only in the state or federal courts located in the Northern District of California where this grant is made and/or to be performed, and the parties to this Award Agreement consent to the exclusive jurisdiction of such courts.

18.            Language.  The Director acknowledges that he or she may be executing part or all of the Award Agreement in English and agrees to be bound accordingly.  If the Director has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

19.            Electronic Delivery.  The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means.  The Director hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

20.            Severability.  The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

21.            Imposition of Other Requirements.  The Company reserves the right to impose other requirements on the Director’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Director to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

22.            Non-U.S. Insider Trading Restrictions/Market Abuse Laws.  The Director acknowledges that, depending on his or her country of residence, the Director may be subject to insider trading restrictions and/or market abuse laws, which may affect his or her ability to acquire or sell Shares or rights to Shares (e.g., Options) under the Plan during such times as the Director is considered to have “inside information” regarding the Company (as defined by any applicable laws in the Director’s country).  Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy.  The Director is responsible for ensuring compliance with any applicable restrictions and is encouraged to consult his or her personal legal advisor on this matter.

23.            Waiver.  The Director acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by the Director or any other Director.

24.            Acceptance and Rejection; Binding Agreement; Interpretation.  This Award Agreement is one of the documents governing this Option, which the Director must accept or reject online through the External Administrator’s website.  The Director may also accept this Option by signing a hard copy of the Award Agreement and returning it to the Company’s Shareholder Records department, in addition to the online acceptance.  Further, by accepting the grant of this Option the Director agrees that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement. The Director has reviewed the Prospectus and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to accepting the Option and fully understands all provisions of the Prospectus and Award Agreement. The Director acknowledges that he or she agrees to accept as binding, conclusive and final all decisions or interpretations of the Company upon any questions relating to the Plan and Award Agreement.

KEYSIGHT TECHNOLOGIES, INC.

By:

Ronald S. Nersesian
President and Chief Executive Officer

By:

Stephen D. Williams
Senior Vice President and General Counsel

Accepted By:                                                                     , Director

Print Name:

Subject to Section 7 of the Award Agreement, the Director hereby designates the following person(s) as the one(s) who may exercise this Option after his or her death as provided above:

Name:	Relationship:

Name:	Relationship:

The Director may change the above designation at his or her pleasure by filing with the Secretary of the Company a written notice of change.

PLEASE PRINT AND KEEP A COPY FOR YOUR RECORDS